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                                                                      Exhibit 11

                  ROY F. WESTON, INC. AND SUBSIDIARIES
         SCHEDULE OF COMPUTATION OF (BASIC AND DILUTED EARNINGS
                            (LOSS) PER SHARE



                                              Years Ended December 31
                                          1997          1995          1995
                                       ---------     ----------    ----------
                                               (Thousands of Dollars,
                                         Except Share and Per Share Amounts)
Basic

Net income (loss)                      $  (11,425)   $  (16,655)   $    1,514

Weighted average shares                 9,712,752     9,562,945     9,520,110

Basic earnings (loss) per share        $    (1.18)   $    (1.74)   $      .16


Diluted

Net income (loss)                      $  (11,425)   $  (16,655)   $    1,514

Weighted average shares with
dilutive options                        9,712,752     9,562,945     9,522,562

Diluted earnings (loss) per share      $    (1.18)   $    (1.74)   $      .16